SIGNAL APPAREL COMPANY, INC.
P. O. Box 4296
200-A Manufacturers Road
Chattanooga, Tennessee 37405
(615) 756-8146

CORPORATE OFFICE

                                             March 27, 1995



Mr. Leon Ruchlamer
Signal Apparel Company, Inc.

Dear Leon:

This letter is to confirm the agreement between Signal Apparel
Company, Inc. and you relative to your appointment as an executive officer of Signal. The terms of our agreement are as follows:

1.   A base salary as follows:

     Year 1 - $12,600/month
     Year 2 - $14,600/month
     Year 3 - $16,600/month

2. You will be eligible to receive an annual bonus based upon your personal performance as well as the performance of Signal Apparel. For each year of this Agreement that the Company makes an annual profit on EBIT basis, you will receive a bonus as follows:

     Year 1 - $80,000 bonus
     Year 2 - $120,000 bonus
     Year 3 - $120,000 bonus

     If earned, this bonus will be paid in a lump sum following the conclusion of the applicable fiscal year.

3. You will be granted a stock option to purchase 100,000 shares of Signal's common stock at an option price of $4.00 per share in accordance with the terms and conditions of Signal's Employee Stock Option Plan. All of these options will be eligible for exercise one year from the date of grant conditional upon you remaining an employee of Signal through this period.

     At the present time, there are insufficient shares remaining under the Stock Option Plan to cover this grant, and therefore, this grant is conditional upon additional shares being authorized for the Plan by the Company's shareholders at the upcoming annual meeting;

4. This Agreement will be for a period of three years commencing January 1, 1995 and ending December 31, 1997. Should your employment with the Company be terminated during this period for reasons other than good cause, you will be entitled to severance pay at your then current level of pay for the lesser of one year or the remaining term of this Agreement. For purposes of this Agreement, "good cause" shall include:

     1. A court conviction involving an act or acts of personal dishonesty taken by you and intended to result in your personal enrichment at the expense of the Company.

     2.   The conviction of a felony involving moral turpitude.

     Any severance payment due pursuant to this provision will be made in a lump sum within thirty days of your termination by the Company.

5. During your employment by the Company, you will hold the position of President of the Company.

6. This Agreement shall be governed by and construed in accordance with the laws of the State of Tennessee, without reference to the principals of conflict of laws;

7. This Agreement may not be amended or modified in any manner other than by a written agreement executed by the parties hereto.

If the above is an accurate statement of our agreement, please sign where indicated below and return a copy of this Agreement to the Company.

Sincerely,


/s/ Marvin Winkler
Marvin Winkler
Chairman of the Board &
Chief Executive Officer

MW/ps

AGREED:


/s/ Leon Ruchlamer
- --------------------------
Leon Ruchlamer

c:\bob\agreement\leon.c27